Exhibit 99.1

Guardion Health Sciences Appoints Seasoned Nutritional Products

Industry Leader Bret Scholtes as

President and Chief Executive Officer

SAN DIEGO, CALIFORNIA – December 28, 2020 (GLOBE NEWSWIRE) – Guardion Health Sciences, Inc. (Nasdaq: GHSI) (“Guardion” or the “Company”), a specialty health sciences company that develops clinically supported nutrition, medical foods and medical devices, with a focus in the ocular health marketplace, today announces the appointment of Bret Scholtes, a veteran of the nutritional products industry for nearly a decade, as its President and Chief Executive Officer, and as a member of the Board of Directors, commencing January 6, 2021.

“We are delighted to welcome Bret to Guardion Health Sciences. We believe that his proven business acumen and extensive experience in the nutritional products industry will serve to usher Guardion into a new era of growth and success,” commented Robert Weingarten, Chairman of the Board of Guardion Health Sciences. “Bret’s accomplishments as a leader of a NYSE-listed nutritional products company include significant and sustained revenue and profit growth, a successful acquisition and integration strategy, and ultimately a significant liquidity event for its public stockholders. We believe that Bret’s experience will provide the tools and leadership skills that Guardion requires to develop and execute both near-term and longer-term business strategies focused on product and market development that will translate into revenue growth and ultimately profitability. We believe that these efforts will ultimately drive stockholder value.”

Mr. Weingarten continued, “We have structured Bret’s compensation package in a way that aligns his strategic focus with the primary goal of our shareholders, which is to increase stockholder value. The Board also thanks Dr. David Evans for his valuable stewardship while serving as the Company’s interim President and Chief Executive Officer during these extraordinary times.”

Mr. Scholtes has spent the last 9 years as CEO of Omega Protein Corporation (“Omega”), a global nutritional products company which traded on the New York Stock Exchange until it was successfully sold to a strategic buyer in late 2017. Omega operated branded and private label ingredient businesses with more than 1,100 employees. During his time at Omega, annualized revenues increased by 55%, EBITDA grew by more than 70%, and Omega’s stock price increased by approximately 260%. In addition, Mr. Scholtes spearheaded the acquisition of four companies, which added approximately $125 million to revenues through complementary product lines, introduced more than 40 new products, and expanded successfully into several new markets. Prior to his time at Omega, Mr. Scholtes served as Vice President, Origination at GE Energy Financial Services, where he co-originated acquisitions with a combined enterprise value of more than $4 billion. He has also held several corporate development and public accounting positions, including periods at Price Waterhouse and Arthur Andersen & Co. Mr. Scholtes holds a Master of Business Administration degree from New York University, a Bachelor of Science degree in Accounting from the University of Missouri, and is a certified public accountant.

Mr. Scholtes commented, “I was immediately attracted to Guardion Health Sciences for its scientifically-proven nutritional products and medical foods, combined with a product line of evidence-based diagnostic technologies, which together provide an elegant combination of products and technologies that mirror what we have seen in other treatment areas covered by the pharmaceutical and diagnostic spaces. The current market environment presents multiple challenges, from acceptance of the science behind medical foods and nutritional supplements, to distribution issues that emerged from the COVID-19 pandemic, to expanding our markets in Asia and other territories. However, I am confident that my experience can help drive Guardion’s successful implementation of its business plans and objectives based on evidence-based protocols, and I look forward to working with Guardion’s management team and directors to drive current products into the market and bring unique and compelling new products to the market to support the health and well-being of its customers.”

About Guardion Health Sciences

Guardion is a specialty health sciences company that develops clinically supported nutrition, medical foods and medical devices, with a focus in the ocular health marketplace. Located in San Diego, California, the Company combines targeted nutrition with innovative, evidence-based diagnostic technology. Guardion boasts impressive Scientific and Medical Advisory Boards. Information and risk factors with respect to Guardion and its business, including its ability to successfully develop and commercialize its proprietary products and technologies, may be obtained in the Company’s filings with the SEC at www.sec.gov.

Forward-Looking Statement Disclaimer

With the exception of the historical information contained in this news release, the matters described herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward- looking in nature and not historical facts, although not all forward-looking statements include the foregoing. These statements involve unknown risks and uncertainties that may individually or materially impact the matters discussed herein for a variety of reasons that are outside the control of the Company, including, but are not limited to, the Company’s ability to raise sufficient financing to implement its business plan, the integration of a new management team, the impact of the COVID-19 pandemic on the Company’s business, operations and the economy in general, and the Company’s ability to successfully develop and commercialize its proprietary products and technologies. Readers are cautioned not to place undue reliance on these forward- looking statements, as actual results could differ materially from those described in the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company’s filings with the SEC, which are available at the SEC’s website (www.sec.gov). The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

CORE IR

Scott Arnold

516-222-2560

scotta@coreir.com

Media Relations Contact:

Jules Abraham

Director of Public Relations

CORE IR

917-885-7378

julesa@coreir.com

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